Exhibit 10.1

Woodstone Resources, L.L.C.
7500 San Felipe Street, Suite 475
Houston, TX 77063
PH (713) 706-3090     FAX (713) 706-3490

June 13, 2008

Mr. Michael Reger, CEO
Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391

Re: Lease Purchase Agreement
T141N-R93W, T141N-R94W, T141N-R95W, T141N-R97W, T142N-R93W, T142N-R94W, T142N-R95W, T143N-93W, T143N-R94W, T143N-R95W & T144N-R94W,
Dunn County, North Dakota

Dear Mr. Reger:

The purpose of this Lease Purchase Agreement is to set forth the terms and conditions under which NORTHERN OIL & GAS, INC. (“NOG”) hereby agrees to acquire and Woodstone Resources, L.L.C. (the “Company”) agrees to sell all of the Company's right, title and interest in, to and under oil, gas and mineral leases covering approximately 42,277 gross and 23,210 net acres that the Company has acquired or will acquire located in the above referenced Townships and Ranges in Dunn County, North Dakota and further described on the attached lease schedule labeled Exhibit “A” hereto (the “Leases”).

1. Terms of Sale; Purchase Price. NOG will pay to Company $400.00 cash per net acre (“Purchase Price”) for the Leases. Company shall reserve an overriding royalty equal to the difference between all existing lease burdens of record on June 11, 2008 and 20% on each lease thereby delivering to NOG a net revenue interest of 80% on each lease. Subject to adjustments as hereinafter provided the total cash consideration paid by NOG to Company shall be $9,284,000.00.

2. Conditions.

a. Due Diligence. This agreement is subject to NOG’s satisfactory completion of a due diligence title review of the Leases.  NOG shall commence its review on June 11, 2008 and complete such due diligence review by July 10, 2008.  The Company will allow NOG and its representatives full and complete access to the Leases and title records in Company’s offices during normal business hours or such other hours as are reasonable under the circumstances and upon reasonable notice.

b. Adjustments. In the event NOG determines that title to a lease(s) or a portion(s) has failed or that a lease(s) or any portion thereof is invalid (“title failure”), NOG shall have the right to adjust the total cash consideration to be paid at closing to the Company by deducting the product of $400.00 multiplied times the number of net acres on which title has failed.  That portion of the Lease(s) on which title has failed shall be subtracted from the total cash consideration to be paid at closing by NOG to Company and excepted or deleted from the Assignment of Oil, Gas and Mineral Leases contemplated herein.  In the event NOG or the Company determines that the Company owns a greater number of net acres than 23,210 within the areas described on Exhibit “A”, the total cash consideration to be paid at closing by NOG to Company shall be increased by adding the product of $400.00 multiplied times the number of net acres in excess of 23,210 and the Lease and acreage shall be added to the Assignment of Oil, Gas and Mineral Leases.

c. Cure Period. In the event of a title failure, NOG shall notify the Company of such title failure in writing together with a detailed description of the nature of the title failure.  The Company shall at its option have a thirty (30) day period from Closing in which to cure such title failure.  In the event the title failure is cured to the satisfaction of NOG, NOG will acquire same on the same basis as provided in number 1 above.

d. Deposit. NOG agrees to wire transfer concurrent with its execution of this Agreement the sum of $1,500,000.00 which is a nonrefundable deposit.  In the event NOG does not close as provided for in number 3. below, Woodstone shall retain the deposit and Woodstone shall have no further obligation to NOG.  If NOG closes as provided for in number 3. below, the deposit shall be applied to the Purchase Price and deducted from the cash consideration to be paid at closing by NOG to Company.

d. Assignment. The purchase and sale of the Leases will be effected in accordance with the terms of an Assignment of Oil, Gas and Mineral Leases and/or Partial Assignment of Oil, Gas and Mineral Leases in the forms attached hereto as Exhibit “B” and “B-1”.

3. Closing. Closing will occur on or before July 10, 2008.  At Closing Company shall deliver the Assignment of Oil, Gas and Mineral Leases and/or Partial Assignment of Oil, Gas and Mineral Leases in favor of Northern Oil and Gas, Inc. and NOG shall wire transfer to Woodstone Resources, L.L.C. the balance (after deducting the Deposit provided for in number 2.d. above) of the cash consideration based on the Purchase Price.

4. Additional Acreage. Company has through a third party nominated 560 net acres of mineral rights owned by the State of North Dakota located in Section 36, T142N-R95W, to be sold by auction at the state sale on August 5, 2008 in Minot, North Dakota (the "State Sale"), as scheduled on Exhibit "C." Woodstone agrees to attempt to purchase at the State Sale up to 560 net acres located in Section 36, T142N-R95W. Should Woodstone be successful in acquiring any of this acreage, NOG agrees to purchase up to 560 net acres of such acreage purchased by Woodstone under the same terms and conditions as the other acreage purchased from Woodstone. Should Woodstone pay more than $400 per acre for any of the State tracts purchased, NOG shall have the option to elect (a) not to acquire said tract from Woodstone or (b) to acquire said tract from Woodstone for the price paid by Woodstone at the sale plus $25.00 per net acre with Woodstone delivering an 80% net revenue interest to NOG. Further, Company agrees to attempt to acquire up to 5,000 additional net acres located within the referenced Townships and Ranges, which acreage would be in addition to that identified in the first paragraph above.  Should Woodstone be successful in acquiring any of this acreage within ninety (90) days of Closing, NOG agrees to purchase up to 5,000 net acres of such acreage acquired by Company located in the above Townships and Ranges under the same terms and conditions as the other acreage purchased from Company. NOG agrees that it will not compete with Company within the aforementioned Townships and Ranges for a period of Ninety (90) days from closing.

5. Obligations. NOG and the Company agree that after October 10, 2008 the Company shall have no obligation to offer any additional leases and/or interest acquired by the Company to NOG and NOG shall have no obligation to purchase any additional leases and/or interests acquired by the Company.

6. Reassignment. Subject to force majeure, in the event NOG or its assigns is not drilling on a Lease or acreage pooled therewith one hundred twenty (120) days prior to the expiration of any such Lease, NOG and/or its assigns agree to reassign to Company or its designees such Lease(s) delivering to Company and/or its assigns the same net revenue (eighty (80) percent) as was delivered by the Company to NOG. In the event the BLM leases in Section 29, T142N-93W (160 gross and 80 net acres) and Section 18, T143N-R95W (160 gross and 40 net acres) are not held by production on July 1, 2012 NOG and/or its assigns agree to reassign to Company or its designees such BLM leases delivering to Company and/or its assigns the same net revenue (eighty (80) percent) as was delivered by the Company to NOG in the Assignment of Oil, Gas and Mineral Leases.

7. Legal Effect. This letter is binding upon the both NOG and the Company and execution hereof shall constitute an obligation and commitment and shall give the parties rights and claims against one and other in the event either party for any reason fails to Close on the transaction contemplated by this Lease Purchase Agreement.

This Agreement shall terminate unless executed by both parties and the deposit required in Paragraph 2.d. is received by Company prior to June 13, 2008 at 3:00 P.M..

Should have any questions, please contact us at 713-706-3090.

WOODSTONE RESOURCES, L.L.C.

By: _/s/ Warren McFatter

Warren McFatter

President

Agreed to and Accepted this 13th day of June 2008

NORTHERN OIL & GAS, INC.

By: /s/Michael Reger ___________

Michael Reger, CEO